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THE GOLDFIELD CORPORATION
(Name of Registrant as Specified In Its Charter)

eRaider.com Inc.
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 12, 2001

The Goldfield Corporation
100 Rialto Place  Suite 500
Melbourne, Florida 32901

Submitted by fax and mail
To John H. Sottile, Chairman and President

Dear John:

I enjoyed our conversations during this past week and was extremely pleased that you offered me a seat on the Goldfield Board of Directors. I feel that with my strong financial background I would make a significant contribution especially with my having followed Goldfield for more than thirty years.

I'm sorry that this offer was conditioned on a five-year standstill agreement to be signed by Aaron Brown that you communicated to him although, in our conversation you requested only two years. I'm sorry that this point was unable to be negotiated because we would then be able to focus our efforts on maximizing Goldfield's shareholder value. I believe you and I should make every effort to WORK OUT A COMPROMISE.

During our discussion of the Cocoa Beach, Florida property, you indicated that you wanted to buy this for yourself but the Board indicated it should be purchased by Goldfield. You further indicated it could be sold at a profit immediately which would have been wonderful.

Based upon the fact that Goldfield is not in the business of condo development and this project is extremely speculative based upon Goldfield's lack of experience and the current economy; I believe Goldfield should take advantage of your ability to sell this property at a profit immediately. I am enclosing an article which appeared in the March 7th Wall Street Journal discussing homebuilder executives, sales of their company stock and which strongly suggests that housing demand will weaken. Furthermore, based upon your own experience building your own home and your interest in owning this property from the beginning, I would strongly support a stockholder proposal for you to purchase this property from Goldfield at Goldfield's total cost plus interest, immediately.

Goldfield's press release of February 22, 2001 failed to positively impact the stock price although the receipt of two million dollars of Keyman Life Insurance increased stockholder's equity by approximately 12.4% to 18 million dollars from September 30, 2000 and was 147% more than the nine months earnings for the period ended September 30, 2000, in the amount of $1,351,848. The press release spent approximately 145 words describing the purchase of 3100 acres in New Mexico for $400,000, which I agree was a positive event, but only 45 words describing and explaining the collection of two million dollars.

From February 23, 2001 till March 9, 2001, Goldfield traded 155, 800 shares or an average of 14, 164 shares per day at between $.52-$.64 per share. February 22, 2001 Goldfield closed at $.58 per share and March 9, 2001, it closed at $.54 per share for a loss of $0.04 per share. For the period January 23, 2001 till February 22, 2001, 22 days, Goldfield traded 612,000 shares between $.57 to $.75 per share on a daily average of 27,845 shares or about twice as much volume, after the positive press release of February 22, 2001.

Clearly Goldfield needs the advice of an investor relations firm to guide them. I recommended Charles Moscowitz to share his approach with you but I believe to properly comply with full and fair disclosure, Goldfield should interview other firms and hire one. This was item number two of my proposal dated January 17, 2001 of my suggestions on how to maximize shareholder value.

I am happy that you, Tony Ford, and myself were able to discuss my
January 1, 2001 letter and my seven suggestions towards maximizing shareholder value along with your response dated January 17, 2001. A dialogue of this nature is beneficial and that is the reason I withdrew my asset appraisal proposal on January 24, 2001.

I would appreciate your written responses to the following questions:
What progress have you made so far?  What items have you adopted?
What items do you disagree with? What is your timetable for the adoption of the proposals you support?

Furthermore, Charles Moscowitz has sent me a copy of his letter to you dated January 19, 2001 along with the ten-page proposal for Goldfield in the area of investor relations. He discussed with me the possibility of a free interview for you and Goldfield on C.E.O.Cast.com which would help you inform the public of all the positive things you are doing as Goldfield's president and CEO.

What do you think? It would seem that an expert with investor relation's skills will benefit all stockholders and a small part of the two million dollars spent in this area should reap significant gains to all stockholders and contribute to maximizing of employee stock options as well.

Looking forward to hearing from you soon,

Sam Rebotsky